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                                                                    EXHIBIT 10.9


                                   May 20,1998
Mr. Jose Felipe
711 Seaview Drive
Juno Beach, Florida  33408


Dear Mr. Felipe:

This letter confirms our mutual understanding of the terms and conditions applying to your employment with Nextel International, Inc. ("Nextel International"). Please recognize that this letter is not to be construed as an employment contract. We look forward to your contribution as a key member of the team responsible for developing international wireless opportunities.


I outline below the specific terms and conditions regarding the offered position:


Title:                              Region President, Latin America

Compensation Level:                 EX2

Reporting to:                       Keith Grinstein

Start Date:                         July 1, 1998, or a mutually agreed upon
                                    date

Location:                           Miami, Florida

Compensation:                       $200,000 per year, paid bi-monthly

Bonus: You are eligible to receive a cash bonus of $125,000 based on your achievement of specific objectives. ($62,500, which represents one-half of your yearly cash bonus is guaranteed for calendar year
                                    1998).  Payout is expected to occur during
                                    the first quarter of each year.

Signing Bonus:                      You will receive a one time signing bonus
                                    of $35,000.

Equity: You will be recommended for 60,000 Nextel International options. Also, you will be recommended for 30,000 options of Nextel Communications, Inc. This recommendation will be presented to the Compensation Committee of the Board of Directors at the first meeting after your employment start date. Additionally, you will be recommended for 30,000 options of Nextel
                                    Communications, Inc. at the first
                                    Compensation Committee of the Board of
                                    Directors meeting in calendar year 1999.
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Jose Felipe
May 20,1998
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Expenses:                           Any expenses that you incur on behalf of
                                    Nextel International which are directly
                                    related to your work will be reimbursed
                                    based on properly completed documentation and approvals in accordance with applicable procedures.

Benefits:                           You are eligible for the standard Nextel
                                    Communications, Inc. (the parent of Nextel
                                    International) Benefit Plan commensurate with your title and salary.

Performance Review:                 Your performance will be reviewed on an
                                    annual basis at which time you will be
                                    eligible for a merit increase in your
                                    compensation subject, of course, to the
                                    absolute discretion of the Company's
                                    management.

Severance:                          Because of the risk associated with your
                                    move, you will receive one year's base
                                    salary if you are severed within one year from your start date for any reason other than dismissal for cause.

Miscellaneous:                      Upon receipt of invoice, Nextel
                                    International will pay $27,500 for expenses associated with your daughter's education in calendar year 1998.

Your responsibilities will be in accordance with those discussed in your interview. We believe that you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information.

You also represent to us you are not, and by accepting the offer of employment in this letter you will not be, in breach of any provisions of any noncompete, confidentiality, employment or other agreement to which you are a party.

Finally, you represent to us that, to the best of your knowledge, you have never been discharged or asked to leave an employer for reasons of personal integrity or performance.

Please sign below where indicated and return this letter to me. A copy is enclosed for your records.

                                   Sincerely,

                                   /s/ DAVID J. WILSON

                                   David J. Wilson
                                   Director, Human Resources
                                   Nextel International, Inc.

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.


/s/ JOSE FELIPE
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Jose Felipe

Dated:
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